Exhibit 99.1

Southern First Reports Results for Third Quarter 2021

Greenville, South Carolina, October 26, 2021 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced its financial results for the three- and nine- month periods ended September 30, 2021.

“The third quarter was a record quarter for Southern First,” stated Art Seaver, the company’s Chief Executive Officer. “Our team generated record loan growth, strong deposit growth, and the highest quarterly net income in our company’s history.”

2021 Third Quarter Highlights

●	Net income improved to $14.0 million, compared to $2.2 million for Q3 2020
●	Diluted earnings per common share improved to $1.75 per share, compared to $0.28 for Q3 2020
●	Loan loss reversal of $6.0 million, compared to provision of $11.1 million for Q3 2020
●	Total loans increased 14.9% to $2.4 billion at Q3 2021, compared to $2.1 billion at Q3 2020
●	Total deposits increased 11.6% to $2.4 billion at Q3 2021, compared to $2.2 billion at Q3 2020

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
	2021	2021	2021	2020	2020
Earnings ($ in thousands, except per share data):
Net income available to common shareholders	$14,017	10,323	10,366	8,601	2,217
Earnings per common share, diluted	1.75	1.29	1.31	1.10	0.28
Total revenue(1)	26,411	25,052	27,177	27,947	28,221
Net interest margin (tax-equivalent)(2)	3.38%	3.50%	3.60%	3.55%	3.52%
Return on average assets(3)	2.03%	1.61%	1.68%	1.38%	0.36%
Return on average equity(3)	21.67%	16.96%	18.22%	15.51%	4.03%
Efficiency ratio(4)	53.15%	53.87%	52.11%	52.04%	50.26%
Noninterest expense to average assets (3)	2.06%	2.10%	2.30%	2.36%	2.34%
Balance Sheet ($ in thousands):
Total loans(5)	$2,389,047	2,254,135	2,183,682	2,142,867	2,078,540
Total deposits	2,433,018	2,310,892	2,258,751	2,142,758	2,181,056
Core deposits(6)	2,367,841	2,220,577	2,161,759	2,011,903	2,011,919
Total assets	2,784,176	2,650,183	2,579,922	2,482,587	2,479,411
Loans to deposits	98.19%	97.54%	96.68%	100.01%	95.30%
Holding Company Capital Ratios(7):
Total risk-based capital ratio	14.88%	14.98%	14.82%	14.38%	14.15%
Tier 1 risk-based capital ratio	12.59%	12.63%	12.43%	11.97%	11.72%
Leverage ratio	10.20%	10.27%	10.12%	9.70%	9.47%
Common equity tier 1 ratio(8)	12.00%	12.00%	11.79%	11.32%	11.06%
Tangible common equity(9)	9.54%	9.50%	9.28%	9.20%	8.82%
Asset Quality Ratios:
Nonperforming assets/total assets	0.50%	0.27%	0.30%	0.37%	0.42%
Classified assets/tier one capital plus allowance for loan losses	14.90%	13.36%	14.42%	8.18%	7.00%
Loans 30 days or more past due/ loans(5)	0.49%	0.14%	0.12%	0.17%	0.26%
Net charge-offs (recoveries)/average loans(5) (YTD annualized)	(0.01%)	0.00%	0.07%	0.10%	0.11%
Allowance for loan losses/loans(5)	1.51%	1.86%	1.99%	2.06%	2.03%
Allowance for loan losses/nonaccrual loans	259.95%	619.47%	557.47%	547.14%	482.43%
[Footnotes to table located on page 6]

INCOME STATEMENTS – Unaudited

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
(in thousands, except per share data)	2021	2021	2021	2020	2020
Interest income
Loans	$23,063	22,409	22,465	23,171	23,042
Investment securities	355	269	301	325	310
Federal funds sold	68	53	47	51	63
Total interest income	23,486	22,731	22,813	23,547	23,415
Interest expense
Deposits	934	920	1,155	1,861	2,393
Borrowings	380	381	385	383	385
Total interest expense	1,314	1,301	1,540	2,244	2,778
Net interest income	22,172	21,430	21,273	21,303	20,637
Provision (reversal) for loan losses	(6,000)	(1,900)	(300)	2,300	11,100
Net interest income after provision for loan losses	28,172	23,330	21,573	19,003	9,537
Noninterest income
Mortgage banking income	2,829	1,983	4,633	5,064	6,277
Service fees on deposit accounts	199	173	185	190	211
ATM and debit card income	542	521	470	483	465
Income from bank owned life insurance	321	331	267	281	270
Net lender and referral fees on PPP loans	-	268	-	-	-
Other income	348	346	349	626	361
Total noninterest income	4,239	3,622	5,904	6,644	7,584
Noninterest expense
Compensation and benefits	7,468	6,823	6,683	6,836	6,666
Mortgage production costs	1,956	2,264	2,867	3,057	2,666
Occupancy	1,684	1,550	1,637	1,596	1,601
Other real estate owned (income) expenses	(3)	1	387	550	673
Outside service and data processing costs	1,229	1,238	1,142	1,052	1,046
Insurance	244	262	301	385	377
Professional fees	561	498	421	501	395
Marketing	240	201	182	146	165
Other	660	658	542	421	594
Total noninterest expenses	14,039	13,495	14,162	14,544	14,183
Income before provision for income taxes	18,372	13,457	13,315	11,103	2,938
Income tax expense	4,355	3,134	2,949	2,502	721
Net income available to common shareholders	$14,017	10,323	10,366	8,601	2,217

Earnings per common share – Basic	$1.78	1.32	1.33	1.11	0.29
Earnings per common share – Diluted	1.75	1.29	1.31	1.10	0.28
Basic weighted average common shares	7,874	7,848	7,807	7,741	7,732
Diluted weighted average common shares	8,001	7,988	7,941	7,836	7,815
[Footnotes to table located on page 6]

Net income for the third quarter of 2021 was $14.0 million, or $1.75 per diluted share, a $3.7 million increase from the second quarter of 2021 and an $11.8 million increase from the third quarter of 2020. Net interest income increased $742 thousand for the third quarter of 2021, compared to the second quarter of 2021, and increased $1.5 million, or 7.4%, compared to the third quarter of 2020. While our interest expense has stabilized from previous rate reductions, our interest income continues to be affected by declining loan yield; however, loan growth has offset the negative impact of the lower market rates.

The provision for loan losses was a reversal of $6.0 million for the third quarter compared to a reversal of $1.9 million for the second quarter of 2021 and an expense of $11.1 million for the third quarter of 2020. The $17.1 million decrease in provision expense from the third quarter of 2020 was driven by a reduction in the historical loss percentages of our various loan categories as well as an overall improvement in economic conditions such as unemployment and hotel occupancy rates.

Noninterest income totaled $4.2 million for the third quarter of 2021, a $617 thousand increase from the second quarter of 2021 and a $3.3 million decrease from the third quarter of 2020. As the largest component of our noninterest income, mortgage banking income was the driving factor in the increase in noninterest income from the prior quarter and the decrease from the prior year. While loan origination volume increased during the third quarter, volume remains significantly lower than the prior year, due in part to fewer refinance transactions.

Noninterest expense for the third quarter of 2021 increased $544 thousand compared with the second quarter of 2021 and decreased $144 thousand compared with the third quarter of 2020. The variances from the prior quarter and prior year were driven primarily by an increase in compensation and benefits expense and occupancy costs, partially offset by a reduction in mortgage production costs.

Our effective tax rate was 23.7% for the third quarter of 2021, 22.3% for the second quarter of 2021, and 24.5% for the third quarter of 2020. The changes in the effective tax rate from the prior quarter and prior year relate primarily to the impact of stock options in each respective quarter.

NET INTEREST INCOME AND MARGIN - Unaudited

	For the Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)
Interest-earning assets
Federal funds sold and interest-bearing deposits	$145,899	$68	0.18%	$119,211	$53	0.18%	$162,092	$63	0.15%
Investment securities, taxable	93,428	301	1.28%	85,306	212	1.00%	77,365	261	1.34%
Investment securities, nontaxable(2)	10,974	70	2.54%	11,599	74	2.56%	7,136	64	3.55%
Loans(10)	2,351,467	23,063	3.89%	2,240,236	22,409	4.01%	2,088,746	23,042	4.39%
Total interest-earning assets	2,601,768	23,502	3.58%	2,456,352	22,748	3.71%	2,335,339	23,430	3.99%
Noninterest-earning assets	132,929			117,836			104,065
Total assets	$2,734,697			$2,574,188			$2,439,404
Interest-bearing liabilities
NOW accounts	$316,775	48	0.06%	$298,446	46	0.06%	$264,786	50	0.08%
Savings & money market	1,209,991	651	0.21%	1,131,391	580	0.21%	1,021,850	1,176	0.46%
Time deposits	161,300	235	0.58%	175,612	294	0.67%	296,186	1,167	1.57%
Total interest-bearing deposits	1,688,066	934	0.22%	1,605,449	920	0.23%	1,582,822	2,393	0.60%
FHLB advances and other borrowings	-	-	-%	44	2	18.23%	-	-	-
Subordinated debentures	36,062	380	4.18%	36,035	379	4.22%	35,954	385	4.26%
Total interest-bearing liabilities	1,724,128	1,314	0.30%	1,641,528	1,301	0.32%	1,618,776	2,778	0.68%
Noninterest-bearing liabilities	753,901			688,576			601,896
Shareholders’ equity	256,668			244,084			218,732
Total liabilities and shareholders’ equity	$2,734,697			$2,574,188			$2,439,404
Net interest spread			3.28%			3.39%			3.31%
Net interest income (tax equivalent) / margin		$22,188	3.38%		$21,447	3.50%		$20,652	3.52%
Less: tax-equivalent adjustment(2)		16			17			15
Net interest income		$22,172			$21,430			$20,637
[Footnotes to table located on page 6]

Net interest income was $22.2 million for the third quarter of 2021, a $742 thousand increase from the second quarter of 2021, resulting primarily from a $754 thousand increase in interest income on a tax-equivalent basis. The increase in interest income was driven by an increase of $145.4 million in average interest-earning assets during the third quarter of 2021 with $111.2 million of the increase in average loan balances. In addition, average interest-bearing liabilities increased by $82.6 million and interest expense increased by $13 thousand during the same period. In comparison to the third quarter of 2020, net interest income increased $1.5 million resulting primarily from lower deposit costs, partially offset by lower yields on interest-earning assets. Our net interest margin, on a tax-equivalent basis, was 3.38% for the third quarter of 2021, a 12-basis point decrease from 3.50% for the second quarter of 2021 and a 14 basis point decrease from 3.52% for the third quarter of 2020. Compression in yield on our interest-earning assets resulted in the lower net interest margin for the third quarter of 2021 compared to the second quarter of 2021 and the third quarter of 2020.

BALANCE SHEETS - Unaudited

	Ending Balance
	September 30	June 30	March 31	December 31	September 30
(in thousands, except per share data)	2021	2021	2021	2020	2020
Assets
Cash and cash equivalents:
Cash and due from banks	$17,944	17,093	12,621	12,920	14,916
Federal funds sold	47,440	75,327	74,268	21,744	64,893
Interest-bearing deposits with banks	63,149	61,377	68,456	66,023	83,106
Total cash and cash equivalents	128,533	153,797	155,345	100,687	162,915
Investment securities:
Investment securities available for sale	113,802	91,232	92,997	94,729	87,991
Other investments	2,820	2,770	1,770	3,635	2,589
Total investment securities	116,622	94,002	94,767	98,364	90,580
Mortgage loans held for sale	31,641	36,427	57,073	60,257	63,823
Loans (5)	2,389,047	2,254,135	2,183,682	2,142,867	2,078,540
Less allowance for loan losses	(36,075)	(41,912)	(43,499)	(44,149)	(42,219)
Loans, net	2,352,972	2,212,223	2,140,183	2,098,718	2,036,321
Bank owned life insurance	49,521	49,200	48,869	41,102	40,821
Property and equipment, net	78,456	69,193	61,710	60,236	61,386
Deferred income taxes	16,591	25,025	9,813	9,518	6,510
Other assets	9,840	10,316	12,162	13,705	17,055
Total assets	$2,784,176	2,650,183	2,579,922	2,482,587	2,479,411
Liabilities
Deposits	$2,433,018	2,310,892	2,258,751	2,142,758	2,181,056
Federal Home Loan Bank advances	-	-	-	25,000	-
Subordinated debentures	36,079	36,052	36,025	35,998	35,971
Other liabilities	49,450	51,580	45,624	50,537	43,635
Total liabilities	2,518,547	2,398,524	2,340,400	2,254,293	2,260,662
Shareholders’ equity
Preferred stock - $.01 par value; 10,000,000 shares authorized	-	-	-	-	-
Common Stock - $.01 par value; 10,000,000 shares authorized	79	79	79	78	77
Nonvested restricted stock	(1,469)	(1,173)	(1,075)	(698)	(989)
Additional paid-in capital	113,501	112,604	111,181	108,831	108,337
Accumulated other comprehensive income (loss)	(248)	400	(90)	1,023	865
Retained earnings	153,766	139,749	129,427	119,060	110,459
Total shareholders’ equity	265,629	251,659	239,522	228,294	218,749
Total liabilities and shareholders’ equity	$2,784,176	2,650,183	2,579,922	2,482,587	2,479,411
Common Stock
Book value per common share	$33.57	31.86	30.58	29.37	28.27
Stock price:
High	53.50	55.26	54.09	35.80	27.96
Low	48.62	47.61	35.15	24.15	23.30
Period end	53.50	51.16	46.88	35.35	24.15
Common shares outstanding	7,913	7,900	7,853	7,773	7,738
[Footnotes to table located on page 6]

ASSET QUALITY MEASURES - Unaudited

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
(dollars in thousands)	2021	2021	2021	2020	2020
Nonperforming Assets
Commercial
Owner occupied RE	$-	-	-	-	-
Non-owner occupied RE	7,400	1,048	1,127	1,143	1,059
Construction	-	-	135	139	143
Commercial business	1,469	37	190	195	201
Consumer
Real estate	1,461	2,372	2,762	2,536	2,518
Home equity	818	426	439	547	632
Construction	-	-	-	-	-
Other	-	-	-	-	-
Nonaccruing troubled debt restructurings	2,730	2,883	3,150	3,509	4,198
Total nonaccrual loans	13,878	6,766	7,803	8,069	8,751
Other real estate owned	-	366	-	1,169	1,684
Total nonperforming assets	$13,878	7,132	7,803	9,238	10,435
Nonperforming assets as a percentage of:
Total assets	0.50%	0.27%	0.30%	0.37%	0.42%
Total loans	0.58%	0.32%	0.36%	0.43%	0.50%
Accruing troubled debt restructurings (TDRs)	$4,044	4,622	4,379	4,893	5,277
Classified assets/tier 1 capital plus allowance for loan losses	14.90%	13.36%	14.42%	8.18%	7.00%

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
(dollars in thousands)	2021	2021	2021	2020	2020
Allowance for Loan Losses
Balance, beginning of period	$41,912	43,499	44,149	42,219	31,602
Loans charged-off	(243)	(8)	(406)	(1,000)	(1,064)
Recoveries of loans previously charged-off	406	321	56	630	581
Net loans recovered (charged-off)	163	313	(350)	(370)	(483)
Provision (reversal) for loan losses	(6,000)	(1,900)	(300)	2,300	11,100
Balance, end of period	$36,075	41,912	43,499	44,149	42,219
Allowance for loan losses to gross loans	1.51%	1.86%	1.99%	2.06%	2.03%
Allowance for loan losses to nonaccrual loans	259.95%	619.47%	557.47%	547.14%	482.43%
Net charge-offs (recoveries) /average loans QTD (annualized)	(0.03%)	(0.06%)	0.07%	0.07%	0.09%

Total nonperforming assets increased by $6.7 million to $13.9 million for the third quarter of 2021, compared to the second quarter of 2021, and by $3.4 million from the third quarter of 2020. Nonperforming assets represented 0.50% of total assets at September 30, 2021, compared to 0.27% and 0.42% at June 30, 2021 and September 30, 2020, respectively. The increase in non-performing assets during the third quarter of 2021 was driven by one relationship made up of two commercial and one consumer real estate loans totaling $9.0 million. The Bank is currently in negotiations with a third-party to sell the two commercial notes. We do not believe that this increase is systemic or indicative of the credit quality of our remaining portfolio. The allowance for loan losses as a percentage of nonaccrual loans was 259.95% at September 30, 2021, compared to 619.47% at June 30, 2021 and 482.43% at September 30, 2020. During the third quarter of 2021, our classified asset ratio increased to 14.90% from 13.36% as of June 30, 2021 as a result of the one large relationship that was downgraded during the quarter. In addition, the classified asset ratio remains elevated from the third quarter of 2020 due to the $26.2 million of hotel loans that we downgraded to substandard during the first quarter of 2021. We remain cautious and believe that the hospitality and tourism industry is still at risk for credit loss due to reduced business and recreational travel related to the current pandemic. We continue to monitor the industry as well as the financial condition of our clients.

On September 30, 2021, the allowance for loan losses was $36.1 million, or 1.51% of total loans, compared to $41.9 million, or 1.86% of total loans, at June 30, 2021 and $42.2 million, or 2.03% of total loans, at September 30, 2020. For the third quarter of 2021, there were net recoveries of $163 thousand, or (0.03%) annualized, compared to net recoveries of $313 thousand, or (0.06%), annualized, for the second quarter of 2021. Net charge-offs were $483 thousand for the third quarter of 2020. Despite the increase in nonperforming assets and loans 30 days or more past due, there was a negative provision for loan losses of $6.0 million for the third quarter of 2021 compared to a negative provision of $1.9 million for the second quarter of 2021 and an $11.1 million provision for the third quarter of 2020. The negative provision for the quarter ended September 30, 2021 was driven by a reduction in the historical loss percentages of our various loan categories combined with an overall improvement in economic conditions such as unemployment and hotel occupancy rates.

LOAN COMPOSITION - Unaudited

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
(dollars in thousands)	2021	2021	2021	2020	2020
Commercial
Owner occupied RE	$470,614	452,130	448,505	433,320	419,316
Non-owner occupied RE	628,521	600,094	584,187	585,269	570,139
Construction	87,892	60,786	51,996	61,467	64,063
Business	307,969	307,933	303,895	307,599	303,760
Total commercial loans	1,494,996	1,420,943	1,388,583	1,387,655	1,357,278
Consumer
Real estate	648,276	605,026	574,541	536,311	496,684
Home equity	155,049	149,789	154,157	156,957	161,795
Construction	57,419	48,077	44,170	40,525	39,355
Other	33,307	30,300	22,231	21,419	23,428
Total consumer loans	894,051	833,192	795,099	755,212	721,262
Total gross loans, net of deferred fees	2,389,047	2,254,135	2,183,682	2,142,867	2,078,540
Less—allowance for loan losses	(36,075)	(41,912)	(43,499)	(44,149)	(42,219)
Total loans, net	$2,352,972	2,212,223	2,140,183	2,098,718	2,036,321

DEPOSIT COMPOSITION - Unaudited

	Quarter Ended
	September 30	June 30	March 31	December 31	September 30
(dollars in thousands)	2021	2021	2021	2020	2020
Non-interest bearing	$720,444	658,758	677,282	576,610	575,195
Interest bearing:
NOW accounts	331,167	316,744	304,530	268,739	284,490
Money market accounts	1,188,666	1,136,315	1,064,659	1,042,745	1,025,518
Savings	34,018	33,442	31,589	27,254	23,837
Time, less than $100,000	28,469	29,179	31,856	36,454	38,510
Time and out-of-market deposits, $100,000 and over	130,254	136,454	148,835	190,956	233,506
Total deposits	$2,433,018	2,310,892	2,258,751	2,142,758	2,181,056

Footnotes to tables:
(1) Total revenue is the sum of net interest income and noninterest income.
(2) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.
(3) Annualized for the respective three-month period.
(4) Noninterest expense divided by the sum of net interest income and noninterest income.
(5) Excludes mortgage loans held for sale.
(6) Excludes out of market deposits and time deposits greater than $250,000.
(7) September 30, 2021 ratios are preliminary.
(8) The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.
(9) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.
(10) Includes mortgage loans held for sale.

ABOUT SOUTHERN FIRST BANCSHARES
Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The company’s wholly-owned subsidiary, Southern First Bank has been providing financial services since 1999 and now operates in 12 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Charlotte, Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $2.8 billion and its common stock is traded on The NASDAQ Global Market under the symbol “SFST.” More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” and “project,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the company conducts operations may be different than expected, including, but not limited to, due to the negative impacts and disruptions resulting from the national political turmoil as well as continuing impact of the novel coronavirus, or COVID-19, on the economies and communities the company serves, which may have an adverse impact on the company’s business, operations and performance, and could have a negative impact on the company’s credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, changes affecting oversight of the financial services industry or consumer protection; (5) the impact of the policies of the U.S. presidential administration and Congress on the regulatory landscape, capital markets, and the response to and management of the COVID-19 pandemic; (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (7) changes in interest rates, which may affect the company’s net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of the company’s assets, including its investment securities; and (8) changes in accounting principles, policies, practices, or guidelines. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

FINANCIAL CONTACT: MIKE DOWLING 864-679-9070

MEDIA CONTACT: ART SEAVER 864-679-9010

WEB SITE: www.southernfirst.com